Exhibit 99.1

Houlihan Lokey Expands Its Board with Appointments of Pamay Bassey and Cyrus Walker

NEW YORK—November 5, 2020—Houlihan Lokey, Inc. (NYSE:HLI), the global investment bank, today announced that it has elected Ekpedeme “Pamay” M. Bassey and Cyrus Walker to its board of directors as independent directors. The appointments are effective immediately. Ms. Bassey will serve on the board’s compensation committee and Mr. Walker will serve on the nominating and corporate governance committee. With these additions, the board expands to ten members.

Ms. Bassey is Chief Learning and Diversity Officer for the Kraft Heinz Company, where she creates an inclusive culture of continuous learning, bold creativity, and intellectual curiosity, and drives the company’s global learning and development strategy and initiatives. Ms. Bassey has deep expertise in learning theories derived from artificial intelligence research and practical experience designing and developing highly rated learning solutions and transformative leadership development programs.

Prior to Kraft Heinz, Ms. Bassey served as the Global Head of Learning Platform and Professional Development for BlackRock, the world’s largest asset manager. Before that, she was president of The Pamay Group, an e-learning design and strategy company. She began her career in Accenture’s Media Technologies Group.

Mr. Walker is the Founder and CEO of The Dibble Group, an insurance brokerage and consulting firm. He was previously the Co-CEO of Nemco Group LLC, a provider of insurance and employee benefits consulting services, as well as the CEO and Founder of OSI Benefits Inc., an insurance consulting firm. Mr. Walker is also a current director of APi Group Corp., a publicly traded provider of commercial life safety and specialty solutions and services.

“We are delighted that Pamay and Cyrus will bring their leadership, deep expertise, and personal and professional experience to our board,” said Irwin Gold, Executive Chairman of Houlihan Lokey. “As we continue to grow and evolve as a firm, we seek board-level guidance that will meaningfully impact that evolution, whether it is our business strategy, corporate culture, or brand identity and what kind of impact we want to have on the world in which we operate. In this respect, Pamay and Cyrus are excellent additions to our board and we welcome their insight and wisdom.”

Ms. Bassey holds a BS in Symbolic Systems from Stanford University, with an artificial intelligence concentration, and an MS in Computer Science from Northwestern University. Pamay serves as Chair of the National Advisory Board of The Haas Center for Public Service at Stanford University and is a life member of the Council on Foreign Relations.

Mr. Walker holds a BA in Political Economy from Colorado College. Mr. Walker previously served on the board of advisors of NFP Corp., a leading insurance brokerage and consulting firm, and of Opportunity Systems, Inc., a privately held data processing firm.

About Houlihan Lokey

Houlihan Lokey (NYSE:HLI) is a global investment bank with expertise in mergers and acquisitions, capital markets, financial restructuring, and valuation. The firm serves corporations, institutions, and governments worldwide with offices in the United States, Europe, the Middle East, and the Asia-Pacific region. Independent advice and intellectual rigor are hallmarks of the firm’s commitment to client success across its advisory services. Houlihan Lokey is the No. 1 M&A advisor for the past five consecutive years in the U.S., the No. 1 global restructuring advisor for the past six consecutive years, and the No. 1 global M&A fairness opinion advisor over the past 20 years, all based on number of transactions and according to data provided by Refinitiv (formerly Thomson Reuters).

Contact Information

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212.331.8225

IR@HL.com

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212.497.4220

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